RAIT FINANCIAL TRUST
2008 INCENTIVE AWARD PLAN
SHARE APPRECIATION RIGHTS AWARD AGREEMENT

This SHARE APPRECIATION RIGHTS AWARD AGREEMENT, dated as of [ ] (the “Date of Grant”), is delivered by RAIT Financial Trust (“RAIT”), to [Name of Employee] (the “Participant”).

RECITALS

A. The RAIT Financial Trust 2008 Incentive Award Plan (the “Plan”) provides for the grant of share appreciation rights (“SARs”), which represent the right to receive the appreciation of an equal number common shares of beneficial interest, par value $0.03, of RAIT (“Common Shares”), in cash or Common Shares on a future settlement date.

B. The Compensation Committee of the Board of Trustees of RAIT (the “Committee”) has decided to make a restricted SAR grant, subject to the terms and conditions set forth in this Share Appreciation Rights Award Agreement (the “Agreement”) and the Plan, as an inducement for Participant to promote the best interests of RAIT and its shareholders. Participant may receive a copy of the Plan by contacting Jack E. Salmon, Chief Financial Officer and Treasurer, at (215) 243-9032.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of SARs. Subject to the terms and conditions set forth in this Agreement and the Plan, RAIT hereby grants to Participant [Number of SARs] SARs (the “SARs”). The SARs will become vested in accordance with Paragraph 3 below and may be exercised in accordance with Paragraph 4 below. Each SAR shall represent the right to receive the excess of the Fair Market Value (as determined under the Plan) of a Common Share on the date of exercise (“Exercise Date”) over the Fair Market Value of a Common Share on the Date of Grant. Such increase in Fair Market Value is hereafter referred to as the “Value” of the SAR.

2. Accounts. RAIT shall establish and maintain a SAR account (the “SAR Account”) as a bookkeeping account on its records and shall record in such SAR Account the number of SARs granted to Participant. Participant shall not have any interest in any fund or specific assets of RAIT by reason of the SAR grant or the SAR Account established for Participant.

3. Vesting.

(a) Participant will become vested in the SARs awarded pursuant to this grant according to the following vesting schedule, provided Participant does not incur a termination of employment or service with the Company (as defined in the Plan) prior to the applicable vesting date (the “Vesting Date”):

Portion of
Vesting Date	SARs Vesting
First anniversary of Date of Grant	1/3
Second anniversary of Date of Grant	1/3
Third anniversary of Date of Grant	1/3

The vesting of the SARs is cumulative, but shall not exceed 100% of the SARs subject to this Agreement. Participant’s SARs shall become fully vested if Participant is employed by, or providing service to, the Company on the third anniversary of the Date of Grant. In the event that the Participant’s dies or becomes disabled (as defined under section 409A(a)(2)(C) of the Internal Revenue Code (the “Code”)) while employed by, or providing services to, the Company, Participant shall be deemed fully vested in all shares awarded under this Agreement.

(b) If Participant’s employment or service with the Company terminates for any reason other than death or disability prior to Participant vesting in any of the SARs as provided in subparagraph (a), the SARs that are not vested as of Participant’s termination of employment or service shall terminate and Participant shall not have any exercise rights with respect to such unvested SARs.

(c) The above notwithstanding, in the event that Participant’s employment or service with the Company is terminated for “cause” or “willful misconduct,” as defined under the terms of the Participant’s employment or services agreement (if applicable); or as determined in the sole and absolute discretion of the Company, the Participant shall forfeit the right to exercise any vested SARs and the right to settlement of exercised SARs. Additionally, in the event that Participant engages in any conduct in violation or post-employment or post- services covenants or obligations to the Company, the Participant shall forfeit the right to exercise any vested SARs and the right to settlement of exercised SARs.

4. Exercise and Settlement of SAR Each SAR shall be exercisable on or after its applicable Vesting Date in accordance with the terms of this Agreement and the Plan. A SAR shall be exercised upon delivery to the Committee of an exercise election form (“Election Form”) specifying the number of SARs to be exercised and the date of exercise (which shall be prospective). The number of SARs to be exercised may not exceed the number of vested SARs as of the date of exercise. Upon approval by the Committee, the aggregate Value of exercised SARs shall be settled and paid to Participant in cash, an equivalent value of Common Shares or any combination thereof as determined in the sole and exclusive discretion of the Committee.

5. Change of Control. If a Change of Control (as defined in the Plan) occurs, unless the Committee determines otherwise as provided under the terms of the Plan and in accordance with the requirements of section 409A of the Code, (i) all of Participant’s unvested SARs as of such date shall continue to vest in accordance with their terms and (ii) all of Participant’s vested SARs as of such date shall be deemed exercised by Participant and shall be settled in accordance with the terms of Paragraph 4.

6. Acknowledgment by Participant. By executing this Agreement, Participant hereby acknowledges that with respect to any right of settlement or payment pursuant to this Agreement, Participant is and shall be an unsecured general creditor of RAIT without any preference as against other unsecured general creditors of RAIT, and Participant hereby covenants for himself or herself, and anyone at any time claiming through or under Participant not to claim any such preference, and hereby disclaims and waives any such preference which may at any time be at issue, to the fullest extent permitted by applicable law. Participant also hereby agrees to be bound by the terms and conditions of the Plan and this Agreement. Participant further agrees to be bound by the determinations and decisions of the Committee with respect to this Agreement and the Plan and Participant’s rights to benefits under this Agreement and the Plan, and agrees that all such determinations and decisions of the Committee shall be binding on Participant, his or her beneficiaries and any other person having or claiming an interest under this Agreement and the Plan on behalf of Participant.

7. Restrictions on Exercise and Settlement of SARs.

(a) Participant agrees to be bound by RAIT’s policy regarding the transfer of interests in the Company and acknowledges that such policy may limit timing and manner in which Participant may exercise the SARs granted pursuant to this Agreement and/or sell any Common Shares issued by the Company in settlement of the SARs granted pursuant to this Agreement. The RAIT Insider Trading Policy is attached to this Agreement.

(b) The decision of RAIT to deliver Common Shares in settlement of the SARs shall be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Common Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares, the Common Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Common Shares and/or the payment of cash to Participant pursuant to this Agreement are subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

8. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. In the event of any contradiction, distinction or difference between this Agreement and the terms of the Plan, the terms of the Plan will control. Except as otherwise defined in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth in the Plan. This grant is subject to the interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Common Shares, (iii) changes in capitalization of RAIT, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, its decisions shall be conclusive as to any questions arising hereunder and Participant’s acceptance of this grant is Participant’s agreement to be bound by the interpretations and decisions of the Committee with respect to this grant and the Plan.

9. No Rights as Shareholder. Participant shall not have any rights as a shareholder of RAIT, including the right to any cash dividends, or the right to vote, with respect to any SARs.

10. No Rights to Continued Employment or Service. This grant shall not confer upon Participant any right to be retained in the employment or service of the Company and shall not interfere in any way with the right of the Company to terminate Participant’s employment or service at any time. The right of the Company to terminate at will Participant’s employment or service at any time for any reason is specifically reserved.

11. Assignment and Transfers. No SARs awarded to Participant under this Agreement may be transferred, assigned, pledged, or encumbered by Participant. All SARs shall be settled during the lifetime of Participant only for the benefit of Participant. Any attempt to transfer, assign, pledge, or encumber the SAR by Participant shall be null, void and without effect. The rights and protections of RAIT hereunder shall extend to any successors or assigns of RAIT. This Agreement may be assigned by RAIT without Participant’s consent.

12. Withholding. Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the exercise and settlement of the SARs. Subject to Committee approval, Participant may elect to satisfy any tax withholding obligation of the Company with respect to the SARs by having cash or Common Shares withheld from the proceeds of such settlement up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

13. Effect on Other Benefits. The value of cash and/or Common Shares paid with respect to the SARs shall not be considered eligible earnings for purposes of any other plans maintained by the Company. Neither shall such value be considered part of Participant’s compensation for purposes of determining or calculating other benefits that are based on compensation, such as life insurance.

14. Termination of SAR. Participant’s right to exercise vested SARs shall terminate upon the earlier of (i) 30 days following termination of employment or service; or (ii) the 5th anniversary of the Date of Grant.

15. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without giving effect to the conflicts of laws provisions thereof.

16. Notice. Any notice to RAIT provided for in this instrument shall be addressed to RAIT in care of the Board of Trustees at the principal office of RAIT, and any notice to Participant shall be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as Participant may designate to RAIT in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

17. Section 409A of the Code. This Agreement is intended to comply with the requirements of section 409A of the Code and shall in all respects be administered in accordance with such requirements. Notwithstanding any provision in this Agreement to the contrary, redemption and payment may only be made under this Agreement upon an event or in a manner permitted by section 409A of the Code or an applicable exemption. Each payment under this Agreement shall be treated as a separate payment for purposes of section 409A of the Code. In no event may Participant designate the calendar year of a payment.

IN WITNESS WHEREOF, RAIT has caused its duly authorized officer to execute this Share Appreciation Rights Award Agreement, and Participant has placed his or her signature hereon, effective as of the Date of Grant.

RAIT FINANCIAL TRUST

By:
Name: Jack E. Salmon
Title: Chief Financial Officer and Treasurer

I hereby accept the award of SARs described in this Agreement, and I agree to be bound by the terms of this Agreement and the Plan. I hereby acknowledge and agree that all of the decisions, interpretations and determinations of the Committee with respect to the SARs shall be final, binding and conclusive on me, my beneficiaries and any other persons having or claiming an interest under this Agreement.

Date Participant